EXHIBIT 3

STANDSTILL AGREEMENT

This Standstill Agreement (this “Agreement”) is made by and between BCSB Bancorp, Inc., a Maryland corporation (“BCSB Bancorp”), on the one hand, and Financial Edge Fund, L.P., Financial Edge - Strategic Fund, L.P., Goodbody/PL Capital, L.P., PL Capital, LLC, PL Capital Advisors, LLC, Goodbody/PL Capital, LLC, John W. Palmer and Richard J. Lashley (collectively, the “PL Capital Parties”), on the other hand, on behalf of themselves and their respective affiliates (BCSB Bancorp and the PL Capital Parties together, collectively, the “Parties”).  The PL Capital Parties’ ownership of shares of BCSB Bancorp as of the date of this Agreement is attached hereto as Schedule A.  For purposes of this Agreement, the term PL Capital Parties shall include any affiliate or associate to whom the PL Capital Parties may transfer securities of BCSB Bancorp pursuant to paragraph 5 below without such transfer being treated as a sale for said paragraph.  In consideration of the covenants, promises and undertakings set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Board Expansion And Membership

Upon the execution of this Agreement, the Board of Directors of BCSB Bancorp will be expanded from its present eight member size to nine members, and Richard J. Lashley will be appointed a director of BCSB Bancorp to serve in the class of directors with terms expiring at BCSB Bancorp’s 2014 annual meeting of stockholders or until their successors are elected and qualify.  The BCSB Bancorp Board of Directors will cause Mr. Lashley to be nominated for election at BCSB Bancorp’s 2012 annual meeting of stockholders to serve the remainder of his term as a director expiring at BCSB Bancorp’s 2014 annual meeting of stockholders or until his successor is elected and qualifies.  At all times from and after the date of this Agreement, BCSB Bancorp’s Board of Directors will also appoint, at its sole discretion, all other persons to fill remaining director positions or vacancies on the BCSB Bancorp Board of Directors.  Mr. Lashley shall receive the normal compensation and benefits paid to directors of BCSB Bancorp while he serves as a director thereof.

Upon the execution of this Agreement, the Board of Directors of BCSB Bancorp will cause the Board of Directors of Baltimore County Savings Bank, F.S.B., or its successor (collectively, the “Bank”), to expand the Bank’s Board of Directors to nine members and to appoint Mr. Lashley to fill the vacancy created by the expansion of the Bank’s Board of Directors from its present eight member size to nine members.  Mr. Lashley shall receive the normal compensation and benefits paid to directors of the Bank while he serves as a director thereof.

2.           Standstill

The PL Capital Parties each agree that, for so long as Richard J. Lashley (or, in the event of the death, disability or resignation of Mr. Lashley, a substitute nominee of the PL Capital Parties, whose substitution shall be subject to the approval of the BCSB Bancorp Board of Directors in its sole discretion, provided that the selection by the PL Capital Parties of John W. Palmer as a substitute nominee shall be deemed approved by the BCSB Bancorp Board of

Directors) remains a director of BCSB Bancorp or the Bank (the “Standstill Period”), they and their affiliates or associates (as defined in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will not (and they will not assist or encourage others to), directly or indirectly, in any manner, without prior written approval of the Board of Directors of BCSB Bancorp:

(i)           acquire, offer to acquire, solicit an offer to sell or agree to acquire directly or indirectly, alone or in concert with others, by purchase, gift or otherwise, any direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or any direct or indirect interest in any securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for (collectively, an “Acquisition”), any securities of BCSB Bancorp, provided that the PL Capital Parties may sell or transfer shares without the prior approval of the Board of Directors of BCSB Bancorp subject to the provisions of Paragraph 5 of this Agreement;

(ii)           make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) or seek to advise or influence in any manner whatsoever any person with respect to the voting of any voting securities of BCSB Bancorp;

(iii)           form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act (other than a group involving solely the PL Capital Parties) with respect to any voting securities of BCSB Bancorp (for the benefit of clarification and the avoidance of doubt, this provision shall not prohibit changes in the membership of the group involving the PL Capital Parties as long as any additional member(s) acknowledges and agrees to be bound by the terms of this Agreement);

(iv)           acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (a) any of the assets, tangible and intangible, of BCSB Bancorp or (b) direct or indirect rights, warrants or options to acquire any assets of BCSB Bancorp;

(v)           arrange, or in any way participate, directly or indirectly, in any financing (except for margin loan financing for shares presently beneficially owned) for the purchase of any securities or securities convertible or exchangeable into or exercisable for any securities or assets of BCSB Bancorp;

(vi)           otherwise act, alone or in concert with others, to seek to offer to BCSB Bancorp or any of its stockholders any business combination, restructuring, recapitalization or similar transaction to or with BCSB Bancorp or otherwise seek, alone or in concert with others to control or change the management, Board of Directors or policies of BCSB Bancorp or nominate any person as a director of BCSB Bancorp who is not nominated by the then incumbent directors (provided that in the event there is a vacancy on the BCSB Bancorp Board of Directors the PL Capital Parties may submit suggestions on a confidential basis to the BCSB Bancorp Board of Directors or the Nominating Committee of the BCSB Bancorp Board of Directors for nominees to the Board of Directors pursuant to the nomination policy adopted by the Board of Directors), or propose any matter to be voted upon by the stockholders of BCSB Bancorp; or

(vii)           announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under clauses (i) through (vi) of this Paragraph 2, or publicly announce or disclose any request to be excused from any of the foregoing obligations of this Paragraph 2.

At any BCSB Bancorp annual meeting of stockholders during the Standstill Period, the PL Capital Parties agree (i) to vote all shares they or any of them beneficially own of BCSB Bancorp in favor of the nominees for election or reelection as director of BCSB Bancorp selected by the Board of Directors of BCSB Bancorp and agree otherwise to support such director candidates, and (ii) with respect to any other proposal submitted by any BCSB Bancorp stockholder to a vote of the BCSB Bancorp stockholders, to vote all of the BCSB Bancorp shares they beneficially own in accordance with the recommendation of the BCSB Bancorp Board of Directors with respect to any such stockholder proposal.

Notwithstanding anything in this Agreement to the contrary, nothing herein will be construed to limit or affect any action or inaction by Mr. Lashley in his capacity as a member of BCSB Bancorp’s Board of Directors or the Bank’s Board of Directors, provided he acts in the good faith discharge of his fiduciary duties as a Board member.

3.           Non-Disparagement

During the Standstill Period, the PL Capital Parties agree not to disparage BCSB Bancorp or any officers, directors (including director nominees) or employees of BCSB Bancorp or its affiliates or subsidiaries in any public or quasi-public forum, and BCSB Bancorp agrees not to disparage any of the PL Capital Parties or any officers or employees of the PL Capital Parties in any public or quasi-public forum.

4.           PL Capital Nominees

During the Standstill Period, the PL Capital Parties agree not to nominate any other candidate for director of BCSB Bancorp or the Bank at any time (except, in the event of death, disability or resignation of Richard J. Lashley, a substitute nominee of PL Capital Parties, whose substitution shall be subject to the approval of the BCSB Bancorp Board of Directors in its sole discretion, provided that the selection by the PL Capital Parties of John W. Palmer as a substitute nominee shall be deemed approved by the BCSB Bancorp Board of Directors).

5.           Right of First Refusal

The PL Capital Parties, and each of them, hereby grant an irrevocable right of first refusal to BCSB Bancorp to purchase shares of BCSB Bancorp beneficially owned by any of the PL Capital Parties, that the PL Capital Parties intend to sell (“Right of First Refusal”).  A “sale” shall not include any transfer from the PL Capital Parties to an affiliate or associate (as defined in Rule 12b-2 under the Exchange Act), and any such transfer shall not be subject to this Paragraph 5, provided such affiliate or associate acknowledges and agrees to be bound by the terms of this Agreement. Such Right of First Refusal shall be exercised in the following manner: the PL Capital Party intending to sell any such shares shall provide notice to BCSB Bancorp of intent to sell together with the quantity of shares to be sold.  BCSB Bancorp shall have two business days to give notice to such PL Capital Party of its intent to exercise its Right of First Refusal to acquire such shares.  If BCSB Bancorp gives timely notice of its intent to exercise such Right of First Refusal with respect to such shares, then it shall have five business days to tender the Exercise Price (as defined herein) for such shares to the selling PL Capital Party, and that PL Capital Party shall then convey title to such shares to BCSB Bancorp or its designee.  The “Exercise Price” shall be the volume-weighted average price as derived from Bloomberg for the five trading days prior to the date on which such PL Capital Party gave notice.  Failure of BCSB Bancorp to give timely notice to such selling PL Capital Party will excuse the PL Capital Parties from any obligation with respect to those shares so long as that PL Capital Party sells such shares within 30 days of the date on which that PL Capital Party gave its notice of its intent to sell shares, but will not affect BCSB Bancorp’s Right of First Refusal with respect to any other shares beneficially owned by that or any other PL Capital Party which were not the subject of the PL Capital Party’s notice of its intent to sell shares.

6.           Authority

Each of the Parties which is a corporation or other legal entity and each individual Party executing this Agreement on behalf of a corporation or other legal entity, represents and warrants that: (a) such corporation or other legal entity is duly organized, validly authorized and in good standing, and possesses full power and authority to enter into and perform the terms of this Agreement; (b) the execution and delivery, and performance of the terms of this Agreement have been duly and validly authorized by all requisite acts and consents of the company or other legal entity and do not contravene the terms of any other obligation to which the corporation or other legal entity is subject; and (c) this Agreement constitutes a legal, binding and valid obligation of each such entity, enforceable in accordance with its terms.

7.           Amendment In Writing

This Agreement and each of its terms may only be amended, waived, supplemented or modified in a writing signed by the signatories hereto or their respective clients.

8.           Governing Law/Venue/Jurisdiction

This Agreement, and the rights and liabilities of the Parties hereto, shall be governed by and construed in accordance with the laws of the State of Maryland without regard to conflict of law provisions.  The venue and jurisdiction for adjudication of any and all disputes between the Parties to this Agreement shall be in the State of Maryland Circuit Court in and for Baltimore County.

9.           Specific Performance

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the Parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

10.           Counterparts

This Agreement may be executed in counterparts, each of which shall be considered to be an original or true copy of this Agreement.  Faxed signatures shall be presumed valid.

11.           Nonwaiver

The failure of any one of the Parties to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive the Parties of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12.           Disclosure Of This Agreement

The parties contemplate that the PL Capital Parties will file a Schedule 13D amendment attaching this Agreement, that BCSB Bancorp will file a Form 8-K attaching this Agreement and that during the Standstill Period there will be no other public comments (except as required by applicable regulations of the Securities and Exchange Commission) by the Parties regarding this Agreement other than a press release by BCSB Bancorp factually summarizing this Agreement and referring to the Form 8-K filing, which press release shall be subject to approval by the PL Capital Parties (such approval not to be unreasonably withheld).

13.           Entire Agreement

This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements and arrangements between them.  There are no other agreements, covenants, promises or arrangements between the Parties other than those set forth in this Agreement (including the attachments hereto).

14.           Notice

All notices and other communications which are required or permitted hereunder shall be in writing, and sufficient if by same-day hand delivery (including delivery by courier) or sent by fax, addressed as follows:

If to the BCSB Bancorp Parties:

Joseph J. Bouffard
President and Chief Executive Officer
BCSB Bancorp, Inc.
4111 E. Joppa Road
Baltimore, Maryland  21236
Fax: (410) 256 - 0261

with a copy to:

Gary R. Bronstein, Esq.
Kilpatrick Townsend & Stockton LLP
607 14th Street, Suite 900
Washington, DC  20005
Fax: (202) 204-5616

If to the PL Capital Parties:

John W. Palmer
PL Capital, LLC
20 East Jefferson Avenue, Suite 22
Naperville, Illinois 60540
Fax: (630) 848-1342
Fax: (973) 360-1720

with a copy to:

Phillip M. Goldberg, Esq.
Foley & Lardner LLP
321 North Clark Street, Suite 2800
Chicago, Illinois 60610-4764
Fax: (312) 832-4700

15.           Further Assurances.

The PL Capital Parties and BCSB Bancorp agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement.

16.           Successors and Assigns.

All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date set forth below.

Dated:    July 29, 2011

For:         Financial Edge Fund, L.P.                                                                           For BCSB Bancorp, Inc.:
Financial Edge - Strategic Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital, LLC
PL Capital Advisors, LLC                                                                            /s/ Joseph J. Bouffard
Goodbody/PL Capital, LLC                                                                         By:        Joseph J. Bouffard
       President

/s/  Richard J. Lashley
By:           Richard J. Lashley
Managing Member

/s/ John W. Palmer
By:           John W. Palmer
Managing Member

For John W. Palmer:

/s/ John W. Palmer
John W. Palmer

For Richard J. Lashley:

/s/  Richard J. Lashley
Richard J. Lashley